MACK-GREEN-GALE LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF APRIL 28, 2009 AND
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009

MACK-GREEN-GALE LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF APRIL 28, 2009 AND
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009

TABLE OF CONTENTS

Page No.

Unaudited Consolidated Balance Sheet	1

Unaudited Consolidated Statement of Operations	2

Unaudited Consolidated Statement of Changes in Members’ Capital	3

Unaudited Consolidated Statement of Cash Flows	4

Notes to Unaudited Consolidated Financial Statements	5 – 16

MACK-GREEN-GALE LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEET
AS OF APRIL 28, 2009
 (Dollar amounts in thousands)

ASSETS
Investment in real estate, net of accumulated depreciation of $38,482	$ 323,799
Cash and cash equivalents	3,912
Restricted cash	10,227
Accounts receivable, net of allowance for doubtful accounts of $514	238
Other assets, net of accumulated amortization of $2,705	16,641
Acquired favorable lease intangibles, net of accumulated amortization of $21,126	14,660
$ 369,477

LIABILITIES AND MEMBERS’ CAPITAL
Liabilities
Mortgage notes payable	$ 276,108
Accounts payable and accrued expenses	7,973
Tenant security deposits	746
Prepaid rent	1,800
Acquired unfavorable lease intangibles, net of accumulated amortization of $7,959	12,010
298,637

Redeemable Noncontrolling interest	2,348

Commitments and Contingencies

Members’ Capital	68,492
$ 369,477

The accompanying notes are an integral part of this unaudited consolidated financial statement.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
 (Dollar amounts in thousands)

Revenues:
Base Rents	$ 15,941
Escalations and other tenant recoveries	1,000
Other income	641
17,582

Expenses:
Real estate taxes	1,772
Other operating expenses	5,015
Interest	4,883
Depreciation and amortization	6,493
Selling, general and administrative	319
18,482

Net Loss Before Noncontrolling Interest	(900)

Loss Attributable to Noncontrolling interest	30

Net Loss	$ (870)

The accompanying notes are an integral part of this unaudited consolidated financial statement.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF CHANGES
IN MEMBERS’ CAPITAL
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

	Mack-Cali Ventures L.L.C.	Gale SLG NJ LLC	Total
Members’ Capital, January 1, 2009	$ 74,122	$ (4,760)	$ 69,362
Net loss	(758)	(112)	(870)
Members’ Capital, April 28, 2009	$ 73,364	$ (4,872)	$ 68,492

The accompanying notes are an integral part of this unaudited consolidated financial statement.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
 (Dollar amounts in thousands)

Cash Flows from Operating Activities:
Net Loss	$ (870)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,493
Amortization of deferred loan cost	20
Amortization of acquired above and below market lease intangibles	(708)
Loss Attributable to Noncontrolling interest in loss	(30)
Restricted cash	705
Accounts receivable, net	129
Deferred rents receivable	(233)
Deferred lease costs	(879)
Other assets	(838)
Accounts payable and accrued expenses	(32)
Tenant security deposits	(42)
Prepaid rent	99
Other liabilities	(399)
Net cash provided by operating activities	3,415

Cash Flows Used In Investing Activities:
Additions to real estate and intangible assets	(1,037)
Net cash used in investing activities	(1,037)

Cash Flows Used In Financing Activities:
Principal repayments on mortgage notes payable	(644)
Redemptions	(6)
Net cash used in financing activities	(650)
Net change in cash and cash equivalents	1,728

Cash and cash equivalents, beginning of period	2,184
Cash and cash equivalents, end of period	$ 3,912

Supplemental Disclosure of Cash Flow Information: Cash paid during the period for interest	$ 4,950

The accompanying notes are an integral part of this unaudited consolidated financial statement.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

1.	ORGANIZATION AND RELATED MATTERS

Mack-Green-Gale LLC, together with its subsidiaries, (the “Company”), a Delaware limited liability company, was established as a joint venture between Mack-Cali Ventures L.L.C. (the “CLI Member”) and Gale SLG NJ LLC (the “Gale/SLG Member”) to acquire 100% of the membership interests in Gale SLG NJ GP LLC, a Delaware limited liability company and the 0.9600% general and 95.6025% limited partnership interests in the Gale SLG NJ Operating Partnership, L.P.

On April 29, 2009, the CLI Member acquired Gale/SLG Member’s interests in the Company.  As a result, the CLI Member owns 100 percent of the Company.  Concurrent with the transaction, the loan agreement with Gramercy Warehouse Funding I LLC on six office properties indirectly owned by the Company was restructured.  (See Note 8).

a.      Other Matters

As of April 28, 2009, a summary of the real estate by regional market/park where the Company’s assets are located are as follows:

	Aggregate Square Feet	Number of Properties

New Jersey:
Lyndhurst	242,517	2
Parsippany	456,514	3
Roseland	862,972	6
Bridgewater	198,376	1
Princeton	293,761	3
Warren	120,528	1
Branchburg	63,213	1

Total	2,237,881	17

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Principles of Consolidation

The accompanying consolidated financial statements include the consolidated accounts of the Company.  All significant inter-company accounts and transactions have been eliminated.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

b.	Basis of Presentation
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

On July 1, 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“ASC”) 105-10, General Accepted Accounting Principles, (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standard Codification (“Codification”) as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.  GAAP was not intended to be changed as a result of the FASB’s Codification project, but it will change the way the guidance is organized and presented.  The Company has implemented the Codification in this report by providing references to the Codification topics, as appropriate.

c.	Cash Equivalents
Cash equivalents consist of short-term, highly liquid investments, which are readily convertible into cash, and have original maturity dates of three months or less at the time of purchase.

d.	Accounts Receivable

The Company periodically performs a detailed review of amounts due from tenants and clients to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances.  The Company’s estimate of the allowance for doubtful accounts requires the Company to exercise significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income.

e.	Restricted Cash
Restricted cash is comprised of tenant security deposits and escrow and reserve funds for debt service, real estate taxes, property insurance, operating expenses, capital improvements, tenant improvements and leasing costs, established pursuant to certain mortgage financing arrangements and is comprised of the following:

Security deposits	$ 808
Escrow and other reserve funds	9,419
$ 10,227

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.	Rental Properties and Intangible Assets

The Company assesses the fair value of acquired assets (including land, buildings and improvements, and identified intangibles such as above and below market leases and acquired in-place leases) and acquired liabilities in accordance with ASC 805, Business Combinations, and allocates the purchase price based on these assessments.  The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.

The cost of maintenance and repairs is charged to expense as incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	40 years
Land improvements	15 years
Tenant improvements	Lesser of lease term or estimated useful life
Furniture, fixtures and equipment	5-7 years

Above and below market lease values for acquired properties are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in place lease and (ii) management’s estimate of the fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease.  The capitalized above and below market lease values are amortized as a reduction or addition to base rental revenue over the remaining term of the respective leases.

Other intangible assets acquired include amounts for the in-place lease values which are based on management’s evaluation of the specific characteristics of each tenant’s lease. Factors considered by management in its analysis of in-place lease values include an estimate of carrying costs during the hypothetical expected time it would take management to find a tenant to lease the space for the existing lease term (a “lease-up period”) considering current market conditions, and costs to execute similar leases.  Management estimates carrying costs, including such factors as real estate taxes, insurance and other operating expenses during the expected lease-up period, considering current market conditions.  In estimating costs to execute similar leases, management considers leasing commissions, legal and other related expenses.  The value of in-place leases is amortized to expense over the remaining initial terms of the respective leases.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.      Rental Properties and Intangible Assets (continued)

The Company reviews real estate and the related intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets to be held and used may not be recoverable. In performing the review for recoverability of carrying value of property held for use, estimates are made of the future undiscounted cash flows from each of the properties during the period the property will be held and upon its eventual disposition.  If the expected future undiscounted cash flows are less than the carrying value of such property, an impairment charge is recognized resulting in a write-down of the carrying value of the property to an amount based on its fair value.

Property held for sale is reported at the lower of its carrying amount or its estimated fair value less costs to sell.  Once property is held for sale, depreciation expense is no longer recorded.  The operations of the property held for sale or property which has been sold are reported in discontinued operations in the accompanying consolidated statement of operations and assets and liabilities attributable to property held for sale are classified separately in the consolidated balance sheet.

For property to be disposed of, an impairment charge is recognized when the fair value of the property, less the estimated costs to sell, is less than the carrying amount of the property measured at the time the Company makes a commitment to sell the property.

g.      Other Assets

Deferred lease costs consist of commissions paid on leases, inducements paid to tenants and other costs directly attributable to acquiring and effectuating lease agreements, all of which are capitalized and amortized using the straight-line method over the lives of the related lease terms.

Deferred financing costs consist of fees and costs incurred to obtain financing and are amortized over the terms of the respective agreement. Unamortized deferred financing costs are expensed when the associated debt is retired prior to maturity.

h.      Revenue and Profit Recognition

Rental revenue is recognized on a straight-line basis over the non-cancelable term of the lease. The excess of rents so recognized over amounts contractually due pursuant to the underlying leases is included in other assets on the accompanying consolidated balance sheet.

Sales of real estate assets are recognized at closing subject to the receipt of adequate down payment and the meeting of other requirements in accordance with applicable accounting guidelines.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h.      Revenue and Profit Recognition (continued)

Gains and losses recognized on sales of real estate in which the Company has no continuing involvement are classified as discontinued operations in the consolidated statement of operations.

i.      Income Taxes

The Company is organized as limited partnerships and limited liability companies and, accordingly, no provision is made for federal or state income taxes, since income or loss of the Company must be reported by the respective Members on their individual tax returns.

The Company adopted the amended provisions related to uncertain tax provisions of ASC 740, Income Taxes, on January 1, 2007.  As a result of the implementation of the guidance, the Company recognized no material adjustments regarding its tax accounting treatment.  The Company expects to recognize interest and penalties related to uncertain tax positions, if any, as income tax expense, which is included in general and administrative expense.

In the normal course of business, the Company or one of its subsidiaries is subject to examination by federal, state and local jurisdictions in which it operates, where applicable.  As of April 28, 2009, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2006 forward.

j.      Concentration of Tenant and Credit Risk

Management of the Company performs ongoing evaluations of its tenants and requires certain tenants to provide security deposits.  Credit risk is dependent on the economic conditions in the respective markets and the financial condition of the tenant.

The Company maintains its cash and cash equivalents in financial institutions.  The combined balances at each institution periodically exceed FDIC insurance coverage limits.  The Company believes the risk is not significant.

k.	Redeemable Noncontrolling Interest

Redeemable noncontrolling interest represents investors’ interests of 3.4% at April 28, 2009 which, under certain conditions, are redeemable for cash at a redemption price determined by using a formula which is tied to the trading prices of shares of common stock of four leading Real Estate Investment Trusts specializing in the ownership and management of office properties.  The amount the Company would be required to pay to redeem the interests at April 28, 2009 is $2,244.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

3. IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“FASB No. 167”)

FASB No. 167 amends, among other items, for FIN 46 (R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity.  This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:

a.	The power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance

b.
The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance.

FASB No. 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primacy beneficiary of a variable interest entity.  Additionally, FASB No. 167 amends FIN 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity, which was based on determining which enterprise absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both.  FASB No. 167 amends certain guidance in Interpretation 46(R) for determining whether an entity is a variable interest entity.  Also, FASB No. 167 amends FIN 46(R) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.  The enhanced disclosures are required for any enterprise that holds a variable interest in a variable interest entity.  As FASB No. 167 will be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 with earlier application prohibited, the Company is currently assessing the potential impact that the adoption of FASB No. 167 will have on its financial position and results of operation.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

4.      FAIR VALUE OF FINANCIAL INSTRUMENTS

The techniques used to value financial instruments where quoted market prices are not available are significantly affected by the assumptions used, including the discount rates and the estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

The methods and assumptions used to estimate the fair value of financial instruments are as follows:

a.
 The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses, and tenant security deposits, approximates their fair value due to the short maturities of these items.

b.	At April 28, 2009, the $276,108 carrying value of the mortgage notes payable have an approximate fair value of $232,607.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
 (Dollar amounts in thousands)

5.      INVESTMENT IN REAL ESTATE

Investment in real estate consists of the following:

Land	$ 53,917
Building and improvements	308,364
362,281
Accumulated depreciation	(38,482)
$ 323,799

6.      OTHER ASSETS

Other assets are comprised of the following:

Deferred financing costs	$ 1,733
Deferred lease costs	7,903
Unbilled rents receivable	8,135
Prepaid and other	1,575
19,346
Accumulated amortization	(2,705)
$ 16,641

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

7.      ACQUIRED FAVORABLE AND UNFAVORABLE LEASE INTANGIBLES

In accordance with ASC 805, Business Combinations, intangible lease costs and in-place lease obligations are comprised of the following:

Above market lease value	$ 2,520
In-place lease value	33,266
35,786
Accumulated amortization	(21,126)
$ 14,660

The acquired unfavorable lease intangibles are $12,010, net of $7,959 in accumulated amortization, at April 28, 2009. The net amortization of the acquired above and below market lease intangibles of $708 for the period from January 1, 2009 through April 28, 2009, is reflected as an increase to rental revenue in the accompanying consolidated statement of operations.

The estimated annual amortization of acquired below market value leases net of acquired above market value leases for each of the succeeding five years and thereafter is as follows:

April 29, 2009 - December 31, 2009	$ 1,187
2010	1,706
2011	1,745
2012	1,778
2013	1,609
2014	1,086
Thereafter	1,998
$ 11,109

Amortization of acquired in-place lease value of $2,087 for the period from January 1, 2009 through April 28, 2009, is included in depreciation and amortization in the accompanying consolidated statement of operations. The estimated annual amortization of acquired in-place lease value for each of the succeeding five years and thereafter is as follows:

April 29, 2009 - December 31, 2009	$ 4,051
2010	4,508
2011	2,597
2012	1,894
2013	592
2014	117
Thereafter	--
$ 13,759

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

8.      MORTGAGE NOTES PAYABLE

Mortgage notes payable at April 28, 2009 consisted of the following:

Lender	Outstanding Balance	Interest Rate	Maturity
I. Wachovia Bank, N.A.
2014 Loans	$ 107,127	6.26%	August 11, 2014
2016 Loans	78,694	6.27%	May 11, 2016
II. Gramercy Warehouse Funding I LLC	90,287	LIBOR + 2.75%*	May 9, 2009
	$ 276,108

* London Interbank Offered Rate (LIBOR) at April 28, 2009 was 0.56%.

I.
The fixed rate loans require monthly payments of principal and interest, and tax, insurance and replacement escrows.  The loans may be prepaid subject to usual and customary yield maintenance provisions, and are secured by ten properties located in New Jersey.

II.
The cross-collateralized, cross-defaulted, interest-only loan is secured by six properties (the “Portfolio Properties”).  Subsequent to April 28, 2009, the mortgage loans were modified to provide for, among other things, interest to accrue at the current rate of LIBOR plus 275 basis point per annum, with the interest pay rate capped at 3.15 percent per annum.  Under the Agreement, the payment of debt service is subordinate to the payment of operating expenses.  Interest at the pay rate is payable only out of funds generated by the Portfolio Properties and only to the extent that the Portfolio Properties’ operating expenses have been paid, with any accrued unpaid interest above the pay rate serving to increase the balance of the amounts due at the termination of the agreement.  Any excess funds after payment of debt service generally will be escrowed and available for future capital and leasing costs, as well as to cover future cash flow shortfalls, as appropriate.  The Agreement terminates on May 9, 2011.  Approximately six months in advance of the end of the term of the Agreement, the entities that own the Portfolio Properties (the “Portfolio Entities”) are to provide estimates of each property’s fair market value (“FMV”).  Gramercy has the right to accept or reject the FMV.  If Gramercy rejects the FMV, Gramercy must market the property for sale in cooperation with the Portfolio Entities and must approve the ultimate sale.  However, Gramercy has no obligation to market a Portfolio Property if the FMV is less than the allocated amount due, including accrued, unpaid interest.  If any Portfolio Property is not sold, the Portfolio Entities have agreed to give a deed in lieu of foreclosure, unless the FMV was equal to or greater than the allocated amount due for such Portfolio Property, in which case they can elect to have that Portfolio Property released by paying the FMV.  If Gramercy accepts the FMV, the Portfolio Property will be released from the Gramercy Agreement upon payment of the FMV.

The Company’s real estate and related leases collateralized the mortgage notes payable noted above.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

8.      MORTGAGE NOTES PAYABLE (Continued)

The aggregate principal payments and maturities of mortgage notes payable for each of the next five years and thereafter at April 28, 2009 are as follows:

April 29, 2009 - December 31, 2009	$ 1,284
2010	2,055
2011	92,828
2012	2,952
2013	3,177
2014	99,136
Thereafter	74,676
$ 276,108

9.      BASE RENTS

The Company, as lessor, leases commercial space under operating leases. Leased properties include both single and multi-tenant facilities. The future minimum rental receipts due on non-cancelable operating leases for the next five years and thereafter at April 28, 2009 are as follows:

April 29, 2009 - December 31, 2009	$ 27,697
2010	41,596
2011	39,583
2012	37,569
2013	33,685
2014	27,863
Thereafter	75,639
$ 283,632

Substantially all of these lease agreements contain provisions which provide for the reimbursement of real estate taxes and operating expenses over the base year amounts and rental increases tied to increases in, among other factors, the consumer price index.

MACK-GREEN-GALE LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD JANUARY 1, 2009 THROUGH APRIL 28, 2009
(Dollar amounts in thousands)

10.         RELATED PARTY TRANSACTIONS

The Company, which does not employ any personnel, designated The Gale Management Company, L.L.C. (a subsidiary of Mack-Cali Realty, L.P.) and/or its affiliates (“Gale”) to be the administrator of the Company pursuant to a one-year Management Agreement (the “Management Agreement”) which is automatically renewable for successive one year periods.  Under the Management Agreement, Gale provides the Company’s property management, construction, leasing, accounting and other services as needed.

The Company incurred $2,679 for management fees, leasing fees, tenant improvements, other operating costs and direct expenses relating to building operations, and improvements made to the properties for the period from January 1, 2009 through April 28, 2009.  Included in accounts payable and accrued expenses in the accompanying consolidated balance sheet, are amounts due to Gale at April 28, 2009 aggregating $368 attributable to the above-referenced costs.

Included in accounts payable and accrued expenses at April 28, 2009, is $1,919 due to the members.  This amount does not bear interest and is expected to be repaid in the normal course of business.

The Company paid interest expense of $1,029 to a related party, Gramercy Warehouse Funding I LLC, an affiliate of SL Green Realty Corp, Inc. for the period from January 1, 2009 through April 28, 2009.

11.         COMMITMENTS AND CONTINGENCIES

The Company, as an owner of real estate, is subject to various environmental laws of federal and local governments.  Compliance by the Company with existing laws has not had a material adverse effect on the Company’s financial condition and results of operations, and management does not believe it will have such an impact in the future. However, the Company cannot predict the impact of new or changed laws or regulations on its current properties or on its properties that it may acquire in the future.

The Company is not aware of any litigation threatened against the Company other than routine litigation arising out of the normal course of business, some of which is expected to be covered by insurance, none of which is expected to have a material adverse effect on the Company’s financial condition.

The Company has entered into certain commitments to tenants regarding improvements and fix-up allowances.  The estimated potential commitment as of April 28, 2009 total $4,628.